Exhibit 10.5

Four Rivers BioEnergy Inc

14 South Molton Street

London

W1K 5QP

United Kingdom

The ARM Partnership

September 13 2010

Dear Martin and Rob,

Revision of compensation arrangements

I am writing to set out the basis upon which we have agreed to modify the contractual arrangements between The ARM Partnership (“ARM”) and Four Rivers BioEnergy Inc (“the Company”), which shall include all of its subsidiaries for this purpose.

As you know a modification substantially on the same basis is being entered into by all shareholder contractors / employees and their service companies or professional partnerships and similar arrangements are being entered into with all shareholder and/or director employees and / or contractors.

The Company has not yet been able to achieve its objectives because of limited finance and the generally depressed state of the global capital markets and initially poor performance at the UK biodiesel plant.

We and our new advisers continue to believe that finance will made available since we have made substantial positive progress in the last six months following the replacement of the UK plant management team and the completion of our off-take arrangements with BP; and as we complete our detailed plans to produce biodiesel for BP and our related activities at our UK plant.

However, until we have raised new equity finance to enable us to look forward to a period of profitable production we have had to reduce and defer compensation across our entire team, including the Board, contractors and employees in the US and the UK. There have been no exceptions.

The future of the Company is now clearly focused upon the success of the UK plant and our ability to persuade equity investors to back these plans. The plans have become highly focused in recent months and we have good reason to expect a financing to be effective, however there can be no certainty and at present we have very limited funds at our disposal.

This letter is intended to summarize the arrangements in respect of ongoing activities and payments to ARM under its contract with the Company and also to formally set out the situation regarding arrears of compensation under that contract.

By signing this letter you will be formally signifying your willingness to accept the terms set out in this letter as a modification of the contract between ARM and the Company in line with previous discussions.

The historic situation can be viewed in several phases which I have set out below:

Phase One (up until November 30, 2009)

Prior to November 30, 2009 payments of fees due under the contract with the Company were, by mutual agreement, reduced. The reduced amount which is due and payable to ARM and is being carried forward for future payment as set out below for this period is $7,200.

Phase Two (from Dec 1 to July 31, 2010)

Since November 30, 2009 the monthly fee payable to ARM was reduced, by agreement, from the amount in the original contract in an effort to conserve cash. The Company was able to make these payments up until March 31, but the reduced monthly amount due for April onwards, which, up to July 31 amounted in total to $70,200, has not been paid and will be carried forward for future payment as set out below.

Phase Three (subsequent to July 31, 2010)

Until such time as we realize significant cash from an equity or debt financing, or from the sale of assets, we have had to recognize that future monthly fee will need to be reduced still further to reflect reduced activity levels and the need to conserve cash.

We have agreed that ARM’s ongoing monthly fee will be $9,500 per month for the services of Martin Thorp and plus an amount in respect of such time as is required of Robert Galvin calculated at £65 per hour . It is our intention to pay these amounts as they fall due at each month end or as soon thereafter as the Company is able to make such payments. Any amount not paid on time shall carry interest at 4% per annum calculated for each full month that payment is late.

Once the Company is adequately financed and is able to recommence operations at its UK plant we will discuss the future ongoing contract at that time, until then the original contract as modified herein shall be effective.

Payment of deferred compensation:

The aggregate amount of unpaid fees due for the periods up until July 31, 2010 amounts to $77,400. This amount shall become payable to ARM once a future material equity investment is made into the Company (or a subsidiary).

We will need to be guided by the new investors in terms of the payment plan to repay this deferred compensation, since we, for mutual protection, cannot allow obligations imposed now on payment of the relatively large aggregate amounts of deferred compensation to prejudice the survival of the Company.

However, we agree that the following basic conditions will apply:

•

Any payment plan will be treated in the same way (percentage and timing) for all shareholder contractor / employees so that all shareholder employees / contractors are treated identically.

•

Interest will run at 4% p.a. on the unpaid amount from July 31, 2010 until the date that it is paid or the date of a new equity investment, whichever is the earlier; and any amount still unpaid  from the date that a new equity investment is made will accrue interest at a compound annual rate of interest of 8%

•

In no circumstance shall payment exceed twelve months from the date of the equity investment provided always that the aggregate payment due at that time does not exceed more than 10% of the amount of cash raised through the equity investment made plus any subsequent equity investments made, in which event the payment made at that time shall be capped to 10% of that amount and shared equally across all shareholder employee / contractors in line with the percentage that each individuals deferred compensation has to aggregate deferred compensation.

For the purposes of this letter references to 'material equity investment' shall mean an investment of at least $2m of cash into the Company or one or more of its subsidiaries which involves the grant or issue of any shares of any class (or warrants or options to subscribe for such shares) to the investor or any person related to the investor.

For the purpose of calculating the amount of such an investment for this purpose, the total gross amount raised shall be used, including any amount that may be described as non-equity investment (e.g. debt investment or prepaid rights to participate in future revenue flows or other cash receipts and any other financing instrument of any type) which is linked to the equity investment.

In the event of multiple equity investments the amounts of all future equity investments shall be aggregated for the purposes of the $2m threshold and the 10% tests referred to above.

For the avoidance of doubt the simple sale of assets shall not constitute an equity investment.

Other Agreed Terms:

This letter does not modify ARM’s rights and obligations to the Company set out in the original service contract;

To provide flexibility to secure the viability of the Company for mutual gain, the Company and ARM have agreed to modify the termination notice and payment conditions as follows:

(1)

ARM and the Company must provide three months written notice of termination of contract to the other Party, other than in the case of fraud or gross misconduct in which case the provisions of the original contract between us shall stand. In the event that monthly payments due under Phase three above are not paid the notice that ARM shall be required to give shall be reduced by the number of months that are in arrears, up to a maximum of two months reduction in notice.

(2)

Upon notice of termination by the Company (other than for fraud or gross misconduct) all amounts of deferred compensation payable shall become immediately payable to ARM together with any unpaid expenses and interest due in accordance with this letter and notice shall not be effective until such amounts have been received by you.

(3)

Payment of monthly amounts due during the notice period shall be at the monthly amounts for Phase Three.

In the event of a situation arising where the Company is placed into a formal insolvency arrangement or scheme of arrangement with its creditors, or ceases to continue with its plan of operations and decides to wind down its activities and pay off its creditors in an orderly manner, the amounts due to you under this agreement shall become immediately repayable for the purposes of ARM’s rights as a creditor in the arrangement or insolvency or payable alongside other creditors in the orderly wind down and all references to deferred or delayed payment terms shall become null and void.

Please signify your agreement to the terms of this letter by signing as indicated below and returning an executed copy to us.

/s/ Stephen Padgett

Stephen Padgett

Chief Executive Officer

(for the Company)

/s/ Martin Thorp

Martin Thorp

The ARM Partnership

/s/ Robert Galvin

Robert Galvin

The ARM Partnership